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                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                     CONTACT:     Jay LaMarche
                                                       Chief Financial Officer
                                                       (617) 494-0400

                                                       Eytan Apter
                                                       Small Caps Online
                                                       Communications
                                                       (212) 554-4158


               ARIAD SEEKS REPURCHASE OF SERIES C PREFERRED STOCK


ARIAD AGREES TO REPURCHASE 2,000 SHARES HELD BY BROWN SIMPSON FUNDS AND FILES LAWSUIT AGAINST PROMETHEAN INVESTMENT GROUP AND HFTP INVESTMENTS


                  CAMBRIDGE, MA, OCTOBER 28, 1999 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has entered into an agreement with Brown Simpson Strategic Growth Fund, Ltd. and Brown Simpson Strategic Growth Fund, L.P. to repurchase their 2,000 shares of ARIAD's series C preferred stock and other rights for an aggregate purchase price of $3,250,000, subject to certain closing conditions and price adjustments under certain circumstances. The closing is expected to occur during the fourth quarter of 1999. To facilitate the repurchase, the Brown Simpson funds agreed to forbear during the



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time prior to the closing from exercising certain rights under the series C purchase agreement, including the right to convert or redeem their preferred stock, the right to receive dividends, the right to purchase additional shares of series C preferred stock from ARIAD and the right to participate, through a right of first refusal, in future financings of ARIAD. The 2,000 shares of series C preferred stock were issued by ARIAD to the Brown Simpson funds in November 1998 for $2,000,000.

                  Another 3,000 shares of series C preferred stock were issued to HFTP Investments, LLC, an affiliate of Promethean Investment Group, LLC, in November 1998 for $3,000,000. HFTP attempted earlier this month to convert certain of these shares of series C preferred stock into ARIAD common stock. Although ARIAD is in ongoing negotiations to repurchase these shares, on October 26, 1999, it filed an action in the United States District Court for the Southern District of New York entitled ARIAD PHARMACEUTICALS, INC. V. PROMETHEAN INVESTMENT GROUP, LLC AND HFTP INVESTMENTS, LLC, C.A. No. 99-Civ-10794. ARIAD's complaint relies upon Promethean's admission of substantial short sales of ARIAD common stock prior to sending its conversion notice, and ARIAD alleges violations of the federal securities laws by Promethean and HFTP, including insider trading and stock manipulation through short sales, breach of contract and breach of the covenant of good faith and fair dealing, and is seeking an order enjoining defendants from further trading in ARIAD's common stock and damages in an amount to be determined at trial. On the same date, HFTP filed an action against ARIAD in the Chancery Court of the State of Delaware entitled HFTP INVESTMENTS, LLC V. ARIAD PHARMACEUTICALS, INC., C.A. No. 17501NC,





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alleging ARIAD's breach of contract for failure to convert certain shares of series C preferred stock into approximately 1.1 million shares of ARIAD common stock, and seeking an order requiring issuance of such shares and incidental damages in an amount specified in the certificate of designations for the series C preferred stock. To date, ARIAD has not converted any preferred shares due to the alleged wrongful activities of Promethean and HFTP.

"We are extremely pleased by the agreement of the Brown Simpson funds to sell their preferred shares back to ARIAD on terms which are fair to all parties involved," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Brown Simpson's willingness to agree to this repurchase before year end will prevent conversion of these preferred shares and the resulting dilution to ARIAD's common shareholders."

ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of novel therapeutics based on signal transduction technology. ARIAD is developing small-molecule drugs to block intracellular signaling pathways that play a critical role in major diseases, including osteoporosis and various immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary gene regulation technology for orally active protein therapy and cellular immunotherapy that utilizes small-molecule drugs to control intracellular signaling pathways in engineered cells.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, which include, but are not limited to, risks and uncertainties regarding the successful completion of the purchase of the series C preferred stock under the terms described above, if at all, the successful sale of ARIAD's interest in the Genomics Center or ability to obtain other financing for the series C preferred stock repurchase, the outcome of ARIAD's litigation with Promethean and HFTP or ability to settle on reasonable terms, or at all, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission.

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